UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2004

BULL RUN CORPORATION

(Exact name of registrant as specified in its charter)

GEORGIA	0-9385	58-2458679
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

4370 PEACHTREE ROAD, ATLANTA, GEORGIA 30319

(Address of principal executive offices)          (Zip Code)

(404) 266-8333

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 15, 2004, Bull Run Corporation (the “Company”) and its lenders amended the Company’s bank credit facility in order to, among other things, change the facility’s maturity date from November 30, 2004 to November 30, 2005, and increase the borrowing capacity under the facility by $3 million to approximately $58.9 million.

As amended, the Company’s bank credit agreement provides for (a) two term loans (the “Term Loans”) for borrowings totaling $35,932 and (b) two revolving loan commitments (the “Revolvers”) for aggregate maximum borrowings of $23,000. All amounts outstanding under the Term Loans and the Revolvers are due on November 30, 2005, and bear interest at either the banks’ prime rate or the London Interbank Offered Rate (“LIBOR”) plus 2.75%, payable monthly. No additional bank funding for working capital purposes is available under the terms of the credit agreement beyond the additional $3 million made available under the amended agreement. However, the agreement provides that the Company may retain, for working capital purposes, up to $10 million in future cash proceeds, if any, from the issuance of the Company’s debt or equity securities. As of October 15, 2004, substantially all borrowings under the Term Loans and Revolvers were subject to the LIBOR-based rate of 4.59%.

The bank credit agreement, as amended, contains certain financial covenants, including the maintenance of minimum interest coverage ratios determined quarterly. Long-term debt is collateralized by all of the Company’s assets. The Company is presently in compliance with all provisions of the credit agreement as last amended.

In connection with the Company’s bank credit facilities, the Company’s Chairman of the board entered into a guarantee agreement in favor of the banks, for which he receives compensation from the Company in the form of shares of the Company’s common stock. The value of the shares issued to the Chairman is based on an annual compensation rate of 1.625% of the guarantee amount. The guarantee agreement currently requires the Chairman to personally guarantee up to approximately $55.9 million of the Company’s outstanding bank debt. The guaranteed amount has historically reduced, and will continue to reduce, dollar for dollar, as the aggregate outstanding amount under the Term Loans is reduced, subject to certain limitations. The guarantee agreement provides that if the Company defaults on its bank loan, the banks have the right to require the Chairman to repay the amount of such loan to the banks up to the maximum amount of his personal guarantee. Under the terms of his guarantee, if the banks exercise their rights to demand repayment from the guarantor, the Chairman has the option to purchase the entire loan from the banks, and thereby becoming the holder of the Company’s debt currently payable to the banks as a secured creditor.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits –

          Exhibit 10.1 – Third Amended and Restated Credit Agreement dated October 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2004	BULL RUN CORPORATION

	By:	/s/ FREDERICK J. ERICKSON

Frederick J. Erickson
Vice President – Finance,
Chief Financial Officer, Treasurer
and Assistant Secretary

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